SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES AND EXCHANGE ACT

        Date of report (Date of earliest event reported): November, 2001

                    DIGITAL CREATIVE DEVELOPMENT CORPORATION
               (Exact Name of Registrant as Specified in Charter)

        Utah                          0-22315                   34-1413104
(State or Other Jurisdiction       (Commission                (IRS Employer
of Incorporation)                   File Number)             Identification No.)

         1325 Avenue of the Americas, 26th Fl, New York, New York 10019
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (212) 603-7557

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Item 2.01. Acquisition of Assets

The Company signed a bridge financing on September 10, 2003 for an investment in Access Propeller, LLC ("Access"). Access owns 81% of Downplay, Inc. (formerly Jippii USA, Inc.), a leading provider of downloadable entertainment for mobile phones. The terms of the bridge financing give the Company the right to convert and invest additional capital for an ownership stake of 51%.

Item 5.02. Liquidity and Capital Resources

The Company has needed to raise capital from time to time for various obligations since its previous filing. In November 2001, the Company sold 6,750,000 of its common shares at $.04/share for net proceeds of approximately $270,000.

In January 2003, the Company borrowed the sum of $300,000 from its former chairman, Bruce Galloway. The term of the loan was for three months with a 12% interest rate. In addition, Mr. Galloway received 1,000,000 warrants with an exercise price of $.01/share and the lender, AFC Enterprises, Inc., received a warrant to purchase 1,000,000 shares of common stock at $.01/share. The loan was repaid in April 2003. Mr. Galloway and AFC Enterprises exercised their respective warrants. Such proceeds of the warrant exercise was used for general working capital purposes of the company.

In April to June 2003 the Company raised $345,000, in the form of secured promissory notes from a group of investors. The terms of the notes provide for a maturity date of 16 months from the date of issue with an interest rate of 10%. In addition, each $60,000 unit was issued a warrant to purchase 1,000,000 shares of stock at an exercise price of $.01/share. The security is 2,053,571 shares of IMSI stock currently held by the Company. The proceeds of this offering were used to repay the loan to Mr. Galloway and for the company's working capital requirements. In addition, all of the noteholders have exercised the warrants associated with their notes. Total warrants representing 5,750,000 shares were exercised at a price of $.01/share. The number of shares of IMSI Common Stock pledged as Collateral shall be subject to adjustment one year after the initial closing date based on the 30-day trailing average of the bid prices of shares of Common Stock of IMSI as listed on the OTC Bulletin Board or such other exchange as such shares are then listed upon. As such, the number of shares that are subject to the pledge agreement as of June, 2004 are 747,869 shares As of September 30, 2004, several of the Notes in the aggregate principal amount of $300,000 became due and are in default. The Company is attempting to negotiate an extension of the maturity dates with respect to all of the promissory notes. The Company's management is confident that such extensions can be obtained, but there can be no assurances that this will occur.

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On September 18, 2003, we entered into a 15% one-year note with IMSI whereby we borrowed $350,000. The note is due, with interest, on September 18, 2004. The note is secured by 400,000 shares of IMSI stock currently owned by DCDC. Concurrent with this note, DCDC repaid the entire principal portion of a $50,000 note, made in favor of IMSI on February 25, 2003. That note, due on February 25, 2004 was unsecured and carried a 4% interest rate. The interest payable, amounting to $1,712, was paid to IMSI on June 29, 2004.

On September 10, 2003 the company extended a bridge loan to Access Propeller, LLC ("Access") in the sum of $300,000. This loan is secured against all the assets of Access. Access owns 81% of Jippii (USA), n/k/a as DownPlay, Inc. DownPlay is in the business of providing downloadable mobile entertainment to cell phones and wireless devices. The loan bears interest at 10% and matures on February 4, 2004. In addition, the loan allows the company the option to make a further investment of $900,000 in the form of preferred stock to acquire a total of 50.1% of Access. On October 31, 2003 the Company converted its loan to 304,250 shares of Preferred Series A stock. In December 2003, the company decided not to make a further investment in Access or its subsidiary, DownPlay. As of the date of this filing, the ownership stake in Access is approximately 12%.

On September 18, 2004, the Company and IMSI entered into an amendment to the Note. The Amendment provides for the extension of the maturity date to May 31, 2005 as well as the payment of accrued interest by October 31, 2004 in the sum of $52,000. In addition, the Company provided to IMSI as additional collateral, its ownership stake in Access Propeller, LLC.

On September 30, 2004, the Company sold 200,000 shares of IMSI for gross proceeds of $200,000. The Company used $77,500 of this amount to pay certain indebtedness owed IMSI in the form of accrual interest and a portion of principal.

Item 9.01. Financial Statements and Exhibits

9.1 Secured Promissory Note between the Company and International Microcomputer Software, Inc. dated as of September 23, 2003.

9.2 Secured Promissory Note between the Company and Access Propeller dated as of September 10, 2003.

9.3 Amendment #1 to 15% Promissory Note

9.4 Assignment Separate from Certificate

9.5 Assignment Separate from Certificate
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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

September 23, 2004                     DIGITAL CREATIVE DEVELOPMENT CORPORATION


                                       By: /s/ Gary Herman, CEO
                                           -------------------------------------
                                               Gary Herman, CEO